Exhibit 10.48

HERBALIFE LTD.
2014 STOCK INCENTIVE PLAN

(Lead Director Award)

LEAD DIRECTOR STOCK UNIT AWARD AGREEMENT

This Independent Directors Stock Unit Award Agreement (this “Agreement”) is dated __________________  (the “Grant Date”), and is between Herbalife Ltd. (the “Company”) and _______________________ (“Participant”).

WHEREAS, the Company, by action of the Board and approval of its shareholders established the Herbalife Ltd. 2014 Stock Incentive Plan, as amended from time to time (the “Plan”);

WHEREAS, the Board has determined that it is advisable and in the best interests of the Company and its shareholders to grant awards under the Plan in the form of restricted stock units (“Stock Units”) to the Lead Director of the Board upon his or her appointment in order to attract and retain a qualified Lead Director and align his or her interests with those of the Company’s shareholders;

WHEREAS, Participant and the Company have entered into this Agreement to govern the terms of the Stock Unit Award (as defined below) granted to Participant by the Company.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

1.	Definitions

Defined terms in the Plan shall have the same meaning in this Agreement, except where the context otherwise requires.

2.	Grant of Stock Units

On the Grant Date, the Company hereby grants to Participant an Award of _____ Stock Units (the “Award”) in accordance with the Plan and subject to the conditions set forth in this Agreement and the Plan.  Each Stock Unit represents the right to receive one Common Share (as adjusted from time to time pursuant to Section 15 of the Plan) subject to the fulfillment of the vesting and other conditions set forth in this Agreement.  By accepting the Award, Participant irrevocably agrees on behalf of Participant and Participant’s successors and permitted assigns to all of the terms and conditions of the Award as set forth in or pursuant to this Agreement and the Plan.

3.	Vesting

(a)Participant’s Stock Units shall be forfeitable unless and until otherwise vested pursuant to the terms of this Agreement. Subject to Participant’s continued service as the Lead Director of the Board, the Award shall become vested and exercisable on a quarterly basis and in ratable amounts such that ___ Stock Units (12.5%) of the Award vest on each of __________, __________, __________, __________, __________, __________, __________, __________, (each such date a “Vesting Date”). Stock Units awarded hereunder that have vested and are no longer subject to forfeiture are referred to herein as “Vested Units.”  Stock Units awarded hereunder that are not vested and remain subject to forfeiture are referred to herein as “Unvested Units.” Except as provided in Paragraphs 4(b) or (c), upon the cessation of Participant’s service as the Lead Director of the Board for any reason, the Unvested Units shall be forfeited by Participant and cancelled and surrendered to the Company without payment of any consideration to Participant.

(b)Notwithstanding anything herein or in the Plan to the contrary, upon the termination of Participant’s service as the Lead Director of the Board by reason of Participant’s death or disability (as such term if defined in Section 22(e) of the Code), all Unvested Units shall vest as of the date of such termination of service.

(c)Notwithstanding anything herein or in the Plan to the contrary, upon the occurrence of a Change in Control, the vesting of the Award shall be accelerated such that 100% of the aggregate number of Stock Units subject to the Award (as set forth in Paragraph 2 above) shall be or become Vested Units as of immediately prior to the consummation of the Change in Control.

4.	Settlement of Vested Units

(a)Each Vested Unit will be settled by the delivery of one Common Share (subject to adjustment under Section 15 of the Plan) to Participant or, in the event of Participant’s death, to Participant’s estate, heir or beneficiary, within thirty (30) days following the applicable Vesting Date (or vesting date in accordance with Paragraph 3(b) or 3(c) above); provided that Participant has completed, signed and returned any documents and taken any additional action that the Company deems appropriate to enable it to accomplish the delivery of the Common Shares.  The issuance of the Common Shares hereunder may be effected by the issuance of a stock certificate, recording shares on the stock records of the Company or by crediting shares in an account established on Participant’s behalf with a brokerage firm or other custodian, in each case as determined by the Company.  Fractional shares will not be issued pursuant to the Award.

(b)Notwithstanding the above, (i) for administrative or other reasons, the Company may from time to time temporarily suspend the issuance of Common Shares in respect of Vested Units, (ii) the Company shall not be obligated to deliver any Common Shares during any period when the Company determines that the delivery of shares hereunder would violate any federal, state or other applicable laws, (iii) the Company may issue Common Shares hereunder subject to any restrictive legends that, as determined by the Company’s counsel, are necessary to comply with securities or other regulatory requirements and (iv) the date on which shares are issued hereunder may include a delay in order to provide the Company such time as it determines appropriate to address administrative matters.

5.	Status of Participant

Participant shall have no rights as a shareholder (including, without limitation, any voting or dividend rights with respect to the Common Shares subject to the Award) with respect to either the Stock Units granted hereunder or the Common Shares underlying the Stock Units, unless and until such Common Shares are issued to Participant, and then only to the extent of such issued Common Shares.

6.	Taxes

Participant is liable and responsible for all taxes owed in connection with the Award, regardless of any action the Company takes with respect to any tax withholding obligations that arise in connection with the Award.  The Company does not make any representation or undertaking regarding the treatment of any tax withholding in connection with the grant or vesting of the Award or the subsequent sale of Common Shares issuable pursuant to the Award.  The Company does not commit and is under no obligation to structure the Award to reduce or eliminate Participant’s tax liability.

7.	Plan Controls

The terms of this Agreement are governed by the terms of the Plan, as it exists on the Grant Date and as amended from time to time.  In the event of any conflict between the provisions of this Agreement and the provisions of the Plan, the terms of the Plan shall control, except as expressly stated otherwise in this Agreement.  The term “Section” generally refers to provisions within the Plan; provided, however, the term “Paragraph” shall refer to a provision of this Agreement.

8.	Limitation on Rights; No Right to Future Grants; Extraordinary Item

By entering into this Agreement and accepting the Award, Participant acknowledges that: (a) Participant’s participation in the Plan is voluntary and (b) the grant of the Award will not be interpreted to form an employment relationship with the Company or any Subsidiary.  The Company shall be under no obligation whatsoever to advise Participant of the existence, maturity or termination of any of Participant’s rights hereunder and Participant shall be responsible for familiarizing himself or herself with all matters contained herein and in the Plan which may affect any of Participant’s rights or privileges hereunder.

9.	Committee Authority

Any question concerning the interpretation of this Agreement or the Plan, any adjustments required to be made under the Plan, and any controversy that may arise under the Plan or this Agreement shall be determined by the Committee (including any Subcommittee or other person(s) to whom the Committee has delegated its authority) in its sole and absolute discretion.  Such decision by the Committee shall be final and binding.

10.	Transfer Restrictions

Any sale, transfer, assignment, encumbrance, pledge, hypothecation, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, whether voluntary or by operation of law, directly or indirectly, of (i) Unvested Units, (ii) Vested Units or (iii) Common Shares subject to such Unvested Units or Vested Units shall be strictly prohibited and void; provided, however, Participant may assign or transfer the Award to the extent permitted under the Plan, provided that the Award shall be subject to all the terms and condition of the Plan, this Agreement and any other terms required by the Committee as a condition to such transfer.

11.	General Provisions

(a)No Waiver.  No waiver of any provision of this Agreement will be valid unless in writing and signed by the person against whom such waiver is sought to be enforced, nor will failure to enforce any right hereunder constitute a continuing waiver of the same or a waiver of any other right hereunder.

(b)Undertaking.  Participant hereby agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either Participant or the Award pursuant to the express provisions of this Agreement.

(c)Entire Contract.  This Agreement and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof.  This Agreement is made pursuant to the provisions of the Plan and will in all respects be construed in conformity with the express terms and provisions of the Plan.

(d)Successors and Assigns.  The provisions of this Agreement will inure to the benefit of, and be binding on, the Company and its successors and assigns and Participant and Participant’s legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person will have become a party to this Agreement and agreed in writing to join herein and be bound by the terms and conditions hereof.

(e)Securities Law Compliance.  The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by Participant or other subsequent transfers by Participant of any Common Shares issued as a result of or under this Award, including without limitation (i) restrictions under an insider trading policy, (ii) restrictions that may be necessary in the absence of an effective registration statement under the Securities Act of 1933, as amended, covering the Award and/or the Common Shares underlying the Award and (iii) restrictions as to the use of a specified brokerage firm or other agent for such resales or other transfers.  Any sale of the Common Shares must also comply with other applicable laws and regulations governing the sale of such shares.

(f)Electronic Delivery.  The Company may, in its sole discretion, decide to deliver any documents related to any awards granted under the Plan by electronic means or to request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, and such consent shall remain in effect throughout Participant’s term of service with the Company and thereafter until withdrawn in writing by Participant.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

HERBALIFE LTD.

<NAME>